Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of CVD Equipment Corporation on Form S-8 (File No. 333-138903, 333-153186, and 333-217439) of our report dated March 31, 2021, with respect to our audit of the consolidated financial statements of CVD Equipment Corporation and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of CVD Equipment Corporation for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

March 31, 2021